Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

TPG PACE BENEFICIAL FINANCE CORP.,

EDISON HOLDCO B.V.,

NEW TPG PACE BENEFICIAL FINANCE CORP.,

ENGIE NEW BUSINESS S.A.S.,

and

EV CHARGED B.V.

Dated as of December 10, 2020

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Exhibit A	Form of Plan of Merger
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Shareholders’ Agreement
Exhibit D	Form of Dutch Holdco Articles of Association
Exhibit E	Capitalization
Exhibit F	Earnout

Schedule A	Company Knowledge Persons
Schedule B	SPAC Knowledge Persons

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BUSINESS COMBINATION AGREEMENT, dated as of December 10, 2020 (this “Agreement”), by and among TPG Pace Beneficial Finance Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 353463 (“SPAC”), Edison Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Dutch Holdco”), New TPG Pace Beneficial Finance Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 368739 (“New SPAC”), ENGIE New Business S.A.S., a société par actions simplifiée organized and existing under the laws of France (“Seller”), and EV Charged B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (the “Company” and together with SPAC, Dutch Holdco, New SPAC, Seller and the Company, collectively, the “Parties”).

WHEREAS, as of the date of this Agreement, SPAC owns all of the issued and outstanding ordinary shares of Dutch Holdco, par value EUR 0.01 per share (“Dutch Holdco Common Shares”);

WHEREAS, as of the date of this Agreement, Dutch Holdco owns the one issued and outstanding Class A ordinary share of New SPAC, par value $0.0001 per share (“New SPAC Common Shares”);

WHEREAS, as of the date of this Agreement, Seller owns 97.9% of the Equity Interests in the Company and the Chief Executive Officer of the Company owns 2.1% of the Equity Interests in the Company, which collectively represent all of the issued and outstanding common shares of the Company, par value EUR 0.01 per share (100% of the Equity Interests in the Company, the “Company Shares”);

WHEREAS, prior to the Dutch Holdco Contribution (as defined below), SPAC and Dutch Holdco shall enter into an agreement for the repurchase by Dutch Holdco of the Dutch Holdco Common Shares against their nominal value, subject to the completion of the SPAC Merger (as defined below) (the “Dutch Holdco Share Repurchase”);

WHEREAS, prior to the SPAC Merger (as defined below), SPAC shall contribute to Dutch Holdco the aggregate amount of cash held by SPAC at such time (including the aggregate amount paid by the Investors pursuant to and in accordance with the Subscription Agreements and paid pursuant to and in accordance with the Forward Purchase Agreements (each, as defined below)) (the “Dutch Holdco Contribution”);

WHEREAS, immediately following the Dutch Holdco Contribution and prior to the Share Acquisition (as defined below), SPAC and New SPAC shall enter into a plan of merger substantially in the form attached hereto as Exhibit A (the “Plan of Merger”) pursuant to which SPAC shall merge with and into New SPAC, with New SPAC being the surviving company in such merger (the “SPAC Merger”) in accordance with this Agreement and the Plan of Merger;

WHEREAS, immediately following the SPAC Merger, Dutch Holdco and Seller shall consummate the Share Acquisition;

WHEREAS, immediately following the Share Acquisition, Dutch Holdco and Seller shall consummate the Share Contribution (as defined below);

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions (including the SPAC Merger, the Share Acquisition and the Share Contribution) pursuant to this Agreement and the other transactions contemplated by this Agreement, including on behalf of Dutch Holdco in SPAC’s capacity as the sole shareholder of Dutch Holdco, and on behalf of New SPAC in SPAC’s capacity as sole shareholder of Dutch Holdco, the sole shareholder of New SPAC, and (b) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of SPAC;

WHEREAS, in connection with the Closing, (i) Dutch Holdco and certain stockholders of Dutch Holdco (after giving effect to the Transactions) shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit B and (ii) the Shareholders’ Agreement (the “Shareholders’ Agreement”) attached as Exhibit C executed by Dutch Holdco and certain stockholders of Dutch Holdco on the date hereof shall become effective in accordance with its terms;

WHEREAS, SPAC, its officers and directors, and Sponsor (as defined herein) are parties to those certain letter agreements, dated October 9, 2020 (collectively, the “Letter Agreements”), each of which provides that, among other things, such parties will vote their SPAC Founders Shares in favor of this Agreement, the Share Acquisition, the Share Contribution, and the other Transactions;

WHEREAS, SPAC, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors (the “Investors”) pursuant to which such Investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase SPAC Class A Common Shares at a purchase price of $10.00 per SPAC Class A Common Share in a private placement or placements (the “Private Placements”) to be consummated concurrently with the consummation of the Transactions;

WHEREAS, prior to the date hereof, SPAC has entered into certain forward purchase agreements (the “Forward Purchase Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase certain SPAC Class A Common Shares immediately prior to the consummation of the Transactions;

WHEREAS, concurrently with the execution of this Agreement, the holders of the SPAC Founders Shares are entering into a waiver (the “Waiver Agreement”) pursuant to which the holders of the SPAC Founders Shares shall agree to waive the receipt of certain Dutch Holdco Common Shares as a result of the application of Article 17 of the SPAC Articles of Association; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that, except with respect to Section 10.11, none of TPG Global, LLC or any of its Affiliates (other than any Affiliate that is a Subsidiary of SPAC, Dutch Holdco or New SPAC), including any portfolio company of or fund organized by any of the foregoing, shall be deemed an Affiliate of SPAC, Dutch Holdco or New SPAC for purposes of this Agreement.

“Ancillary Agreements” means the Registration Rights Agreement, the Shareholders’ Agreement, the Subscription Agreements, the Forward Purchase Agreements and all other agreements, certificates and instruments executed and delivered by SPAC, Dutch Holdco, New SPAC, Seller or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (v) the Cayman Islands’ Anti-Corruption Law (2019 Revision) and (vi) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Asset Credit Support” means all security, collateral, surety bonds, guarantees and letters of credit issued, procured or provided, directly or indirectly, by or for the account of the Company or any Affiliate thereof (other than a Company Group Member), as well as any indemnity, payment or other similar obligation to a third party incurred by or for the account of the Company or any Affiliate thereof (other than a Company Group Member) for the benefit of any Company Group Member

“Available Cash” shall equal, as of the Closing, the amount of funds contained in the Trust Account (net of SPAC Shareholder Redemption Amount) plus the amount of Available Financing Proceeds.

“Available Financing Proceeds” shall equal, as of the Closing, the net cash proceeds to SPAC resulting from the Subscription Agreements and the Forward Purchase Agreements.

“Borrowed Money Indebtedness” means, with respect to any Person, all obligations and liabilities of such Person for borrowed money, or evidenced by notes, bonds, debentures or similar instruments (including the outstanding principal amount thereof, plus any related interest, fees, expenses and prepayment premiums or penalties created, issued, or incurred in respect thereof), or in the nature of guarantees of or pledges and grants of security interests with respect to any of the foregoing obligations and liabilities of any other Person.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America, the Cayman Islands, the Netherlands or France; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Cash Consideration” means an amount (which amount shall not in any event be less than $0.00) equal to (i) 50% of the aggregate Available Cash in excess of (A) $260,000,000 plus (B) the aggregate SPAC Transaction Expenses and Company Transaction Expenses borne by Dutch Holdco in accordance with Section 9.03 (provided that any amount calculated pursuant to this clause (i) shall not exceed $150,000,000 in any event) plus (ii) 60% of the aggregate Available Cash in excess of (A) $560,000,000 plus (B) the aggregate SPAC Transaction Expenses and Company Transaction Expenses borne by Dutch Holdco in accordance with Section 9.03; provided, that in no event shall the total Cash Consideration exceed $180,000,000.

“Civil Law Notary” means any of the civil law notaries (notarissen) working with De Brauw Blackstone Westbroek N.V., or any of their deputies (waarnemers).

“Code” means the United States Internal Revenue Code of 1986.

“Company Enterprise Value” means (a) $786,500,000 if Closing occurs on or before April 29, 2021, (b) $791,340,000 if Closing occurs on or after April 30, 2021, but before May 31, 2021, or (c) $796,180,000 if Closing occurs on or after May 31, 2021.

“Company Group Member” means the Company and each Company Subsidiary.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there is, has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law, GAAP or applicable Local GAAP applicable to the Company including any COVID-19 Measures following the date hereof; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date hereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (h) any actions taken, or failures to take action, or such other Effects, in each case, which SPAC has requested in writing or to which it has consented in writing, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any Company Subsidiary.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Transaction Expenses” means, except as otherwise set forth in this Agreement, all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, and other third-party fees, in each case, of the Company Group Members. For the avoidance of doubt, the Parties expressly acknowledge and agree that the fees and expenses set forth on Section 1.01 of the Company Disclosure Schedule shall constitute Company Transaction Expenses.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries that is protected by any written confidentiality agreements with the Company or any Company Subsidiaries.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19 Measures” means (i) changes or proposed changes of Laws or regulations or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, the Dutch Ministry of Health, Welfare and Sport and the World Health Organization, in each case, in connection with or in response to the COVID-19 pandemic.

“Deferred Underwriting Fees” shall mean the amount of deferred underwriting fees held in the Trust Account in connection with SPAC’s initial public offering payable to the underwriters upon consummation of a business combination.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.

“Emergency Actions” means any action (or omission) as being required on short notice for the prevention of danger to any Person or material damage to any asset or property.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, bonus, stock option, stock purchase, restricted stock, phantom stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension scheme or insurance, retiree medical or life insurance, death or disability benefit, health or welfare, retirement, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.

“Environmental Laws” means any applicable Laws relating to: (i) releases or threatened releases of, or exposure of any Person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (e) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under Environmental Laws as “toxic,” “hazardous” or “radioactive” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Plan” means, collectively, each Employee Benefit Plan that provides for a bonus, incentive, retention or transaction-related award to an employee, officer, consultant or director of the Company or any Company Subsidiary, whether sponsored or maintained by Seller, the Company, a Company Subsidiary or any Affiliate of Seller, the Company or a Company Subsidiary, including, without limitation, the 2019 EV Charged Management Incentive Plan and the 2018 EV Charged Employee Incentive Plan.

“Indebtedness” means, with respect to any Person, all obligations and liabilities of such Person (a) for borrowed money, or evidenced by notes, bonds, debentures or similar instruments (including the outstanding principal amount thereof, plus any related interest, fees, expenses and prepayment premiums or penalties created, issued, or incurred in respect thereof), (b) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services, (c) for any indebtedness evidenced by any letter of credit, performance bond, surety bond, bank guarantees or similar instrument to the extent drawn or called, (d) under capital leases, (e) with respect to net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated as of such date), (f) for deferred revenues, (g) under existing pension programs, (h) in respect of dividend payable balances, or (i) in the nature of guarantees of or pledges and grants of security interests with respect to the obligations and liabilities described in clauses (a) through (h) above of any other Person.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, including rights to use any Personal Information, (v) Internet domain names and social media accounts, (vi) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description, (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (viii) all legal rights arising from items (i) through (vii) above, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“knowledge” or “to the knowledge” of a Person shall mean in the case of the Company, the actual knowledge of the Persons listed on Schedule A after reasonable inquiry, and in the case of SPAC, the actual knowledge of the Persons listed on Schedule B after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Local GAAP” means the generally accepted accounting principles in the jurisdiction of organization of any non-U.S. entity.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, or (iii) any Reciprocal License.

“Ordinary Course” means, with respect to any Person, the ordinary course of business consistent with such Person’s past custom and practice; provided that, reasonable actions taken (or omitted) in response to a condition or conditions arising from the COVID-19 pandemic, including COVID-19 Measures, shall be deemed ordinary course of business, so long as such actions (or omissions) are consistent with such Person’s actions (or omissions) taken prior to the date hereof in response to then-existing COVID-19 conditions and are reasonable in light of the relevant facts and circumstances.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Audited Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, (iii) any other, similar information or data regulated by Privacy/Data Security Laws and (iv) any information that is covered by PCI DSS.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data, including the following Laws and their implementing regulations: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of Company Group Member, or from which any Company Group Member has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Purchased Percentage” means the percentage obtained by dividing the Cash Consideration by the Company Enterprise Value.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Sections 8.1 and 49 of the SPAC Articles of Association.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any Sanctions (for example, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means at any time any Person (i) listed on any Sanctions-related list of designated or blocked Persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, (v) the Cayman Islands government, including pursuant to any sanctions legislation extended to the Cayman Islands by the United Kingdom pursuant to any order in council or (vi) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Seller Intercompany Debt” means Indebtedness between any Company Group Member on the one hand and Seller or any of its Affiliates (other than any Company Group Member) on the other hand, including the Indebtedness set forth in Section 1.01 of the Company Disclosure Schedule.

“Seller Intercompany Payables” means any accounts payable (or other obligations) owed by any Company Group Member to Seller or any of its Affiliates (other than any Company Group Member).

“Software” means all computer software (in object code or source code format), and related documentation and materials.

“SPAC Articles of Association” means the Amended and Restated Memorandum and Articles of Association of SPAC adopted by special resolution dated October 6, 2020 and effective on October 6, 2020.

“SPAC Class A Common Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Common Shares” means SPAC Class A Common Shares and the SPAC Founders Shares.

“SPAC Disclosure Schedule” means the SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC Forward Purchase Warrants” means whole redeemable warrants to purchase SPAC Class A Common Shares issued pursuant to a Forward Purchase Agreement.

“SPAC Founders Shares” means SPAC’s Class F ordinary shares, par value $0.0001 per share.

“SPAC Founders Warrants” means whole redeemable warrants to purchase SPAC Class A Common Shares issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of October 6, 2020, by and between SPAC and Sponsor.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by SPAC, Dutch Holdco or New SPAC of their respective obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law, GAAP or applicable Local GAAP applicable to SPAC including any COVID-19 Measures following the date hereof; (b) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date hereof); (e) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a SPAC Material Adverse Effect or (h) any actions taken, or failures to take action, or such other Effects, in each case, which the Company has requested in writing or to which it has consented in writing or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (f), to the extent that SPAC is materially disproportionately affected thereby as compared with other participants in the industry in which SPAC operates.

“SPAC Organizational Documents” means the incorporation and constitutional documents of SPAC (including the SPAC Articles of Association and Trust Agreement), Dutch Holdco and New SPAC, in each case as amended, modified or supplemented from time to time.

“SPAC Public Warrants” means whole redeemable warrants to purchase SPAC Class A Common Shares issued as a component of the units issued in SPAC’s initial public offering, with each unit issued therein including one-fifth of such a warrant.

“SPAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of SPAC of the Redemption Rights.

“SPAC Transaction Expenses” means all fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees and expenses, other third-party fees and any Deferred Underwriting Fees, in each case of SPAC, Dutch Holdco or any of their respective Subsidiaries.

“SPAC Units” means one SPAC Class A Common Share and one-fifth of one SPAC Public Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement dated October 9, 2020 by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means the SPAC Public Warrants, the SPAC Founders Warrants and the SPAC Forward Purchase Warrants, each being whole warrants to purchase SPAC Class A Common Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Common Share at an exercise price of $11.50.

“Sponsor” means TPG Pace Beneficial Finance Sponsor, Series LLC, a Delaware series limited liability company.

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company Group Members.

“Tax” or “Taxes” means any and all tax, levy, duty, withholding or charge imposed, administered or collected by a Taxing Authority or by any statutory, governmental, state, federal, cantonal, municipal, local or similar authority of any jurisdiction, including, without limitation, wage tax, income tax, corporate tax, capital gains tax, franchise tax, sales tax, use tax, payroll tax, employment tax, withholding tax, value added tax, gross receipts tax, turnover tax, environmental tax, car tax, energy tax, customs and other import or export duties, excise duties, transfer taxes or duties, property taxes, capital taxes, or duties, social security or other similar contributions, whenever and wherever imposed, administered, collected or assessed directly or indirectly against or attributable directly or primarily to a company or any other person, together with all related interest, fines, penalties, costs, charges and surcharges.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case, provided or required to be provided to a Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Dutch Holdco, New SPAC, Seller or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the SPAC Merger, Share Acquisition, Share Contribution and the other transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.04
Antitrust Laws	§ 7.11(a)
Audited Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 3.03(b)
Cayman Islands Companies Law	§ 2.03(b)(vii)
Change in Recommendation	§ 7.02
Claims	§ 6.03
Closing	§ 2.03(a)
Closing Date	§ 2.03(a)
Company	Preamble
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06
Company Shares	Recitals
Confidentiality Agreement	§ 7.03(b)
Continuing Employees	§ 7.05(a)
Contracting Parties	§ 10.11
COVID-19 Relief	§ 4.23
D&O Insurance	§ 7.06(b)
Data Security Requirements	§ 4.13(k)
Dutch Holdco	Preamble
Dutch Holdco Common Shares	Recitals
Dutch Holdco Contribution	Recitals
Dutch Holdco Forward Purchase Warrant	§ 2.01(b)(vi)
Dutch Holdco Founders Warrant	§ 2.01(b)(v)
Dutch Holdco Public Warrant	§ 2.01(b)(i)

Defined Term	Location of Definition
Dutch Holdco Share Repurchase	Recitals
Environmental Permits	§ 4.15
ERISA Affiliate	§ 4.10(c)
Exchange Act	§ 3.03(b)
Exchange Agent	§ 2.04(a)
First Incentive Tranche	§ 7.05(c)
Forward Purchase Agreements	Recitals
Governmental Authority	§ 3.03(b)
Government Official	§ 4.18(b)
Insurance Policies	§ 4.17(a)
Interim Financial Reports	§ 4.07(b)
Investors	Recitals
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter Agreements	Recitals
Letter of Transmittal	§ 2.04(b)
Material Contracts	§ 4.16(a)
Maximum Annual Premium	§ 7.06(b)
New SPAC	Preamble
New SPAC Common Shares	Recitals
New SPAC Forward Purchase Warrant	§ 2.01(b)(vi)
New SPAC Founders Share	§ 2.01(b)(iii)
New SPAC Founders Warrant	§ 2.01(b)(v)
New SPAC Public Warrant	§ 2.01(b)(i)
Non-U.S. Benefit Plan	§ 4.10(a)
Nonparty Affiliates	§ 10.11
Ordinary Resolution Proposals	§ 7.02
Outside Date	§ 9.01(b)
Parties	Preamble
Plan of Merger	Recitals
Plans	§ 4.10(a)
Private Placements	Recitals
Purchased Shares	§ 2.02(a)
Registrar	§ 2.03(b)(vii)
Registration Rights Agreement	Recitals
Registration Statement / Proxy Statement	§ 7.01(a)
Remedies Exceptions	§ 3.02
Representatives	§ 7.03(a)
SEC	§ 5.07(a)
Securities Act	§ 3.03(b)
Seller	Preamble
Seller Disclosure Schedule	Article III
Separation Agreements	§ 7.13(j)
Share Acquisition	§ 2.02(a)
Share Consideration	§ 2.02(b)

Defined Term	Location of Definition
Share Contribution	§ 2.02(b)
Shareholders’ Agreement	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	§ 7.02
SPAC Merger	Recitals
SPAC Merger Documents	§ 2.03(b)(vii)
SPAC Merger Effective Time	§ 2.01(a)
SPAC Preferred Stock	§ 5.03(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Securities	§ 2.04(b)
SPAC Stockholders’ Meeting	§ 7.02
SPAC Stockholder Approval	§ 5.10(b)
SPAC Tail Policy	§ 7.06(c)
Special Resolution Proposal	§ 7.02
Subscription Agreements	Recitals
Terminating Company Breach	§ 9.01(e)
Terminating SPAC Breach	§ 9.01(f)
Transaction Proposals	§ 7.02
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
Waiver Agreement	Recitals

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

SPAC MERGER, SHARE ACQUISITION AND SHARE CONTRIBUTION

SECTION 2.01 SPAC Merger.

(a) SPAC Merger Effective Time. The SPAC Merger shall become effective at the time that the SPAC Merger Documents are filed with and accepted by the Registrar (the “SPAC Merger Effective Time”). At the SPAC Merger Effective Time, the separate existence of SPAC shall cease and New SPAC shall continue its existence under the Cayman Islands Companies Law as the surviving company. The SPAC Merger shall have the effects set forth in the Cayman Islands Companies Law, this Agreement and the Plan of Merger.

(b) Conversion of SPAC Securities. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holder of any of their securities, the (i) SPAC Units, (ii) SPAC Class A Common Shares, (iii) SPAC Founders Shares, (iv) SPAC Public Warrants, (v) SPAC Founders Warrants and (vi) SPAC Forward Purchase Warrants, in each case, issued and outstanding immediately prior to the SPAC Merger Effective Time, shall be converted into the right to receive the following consideration:

(i) Each SPAC Unit shall be cancelled in exchange for consideration consisting of (A) the right to receive one (1) validly issued, fully paid and non-assessable New SPAC Common Share, which shall be issued to the Exchange Agent and exchanged for one (1) validly issued, fully paid and non-assessable Dutch Holdco Common Share to be issued to the Exchange Agent against a contribution in kind to Dutch Holdco pursuant to and in accordance with Section 2.04, and (B) on substantially equivalent terms and conditions as the SPAC Public Warrants, one-fifth of one warrant to acquire one (1) New SPAC Common Share (“New SPAC Public Warrant”), which warrant shall be issued to the Exchange Agent and exchanged for one-fifth of one warrant to acquire one (1) Dutch Holdco Common Share (each, a “Dutch Holdco Public Warrant”). The Dutch Holdco Public Warrants shall be on substantially equivalent terms and conditions as such New SPAC Public Warrants (including the Dutch Holdco Public Warrants described in clause (iv) below).

(ii) Each SPAC Class A Common Share (without duplication of the SPAC Common Shares contemplated by Section 2.01(b)(i) above) shall be cancelled in exchange for consideration consisting of the right to receive one (1) validly issued, fully paid and non-assessable New SPAC Common Share, which shall be issued to the Exchange Agent and exchanged for one (1) validly issued, fully paid and non-assessable Dutch Holdco Common Share to be issued to the Exchange Agent against a contribution in kind to Dutch Holdco pursuant to and in accordance with Section 2.04.

(iii) Each SPAC Founders Share shall be cancelled in exchange for consideration consisting of the right to receive one (1) validly issued, fully paid and non-assessable Class F ordinary share of New SPAC, par value $0.0001 per share (each, a “New SPAC Founders Share”), which New SPAC Founders Shares shall be issued to the Exchange Agent and exchanged for the right to receive a number of validly issued, fully paid and non-assessable Dutch Holdco Common Shares as determined consistent with the conversion mechanics set forth in Article 17 (including Article 17.3) of the SPAC Articles of Association (assuming for such purpose that such New SPAC Founders Shares were SPAC Founders Shares and the Transactions contemplated hereby were consummated by SPAC as the Business Combination (as defined in the SPAC Articles of Association), subject to the Waiver Agreement (which shall be executed by each holder of SPAC Founders Shares) and consistent with Exhibit E) against a contribution in kind to Dutch Holdco pursuant to and in accordance with Section 2.04.

(iv) Each SPAC Public Warrant (without duplication of the SPAC Public Warrants contemplated by Section 2.01(b)(i) above) shall be cancelled in exchange for consideration consisting of the right to receive, on substantially equivalent terms and conditions as the SPAC Public Warrants, one (1) New SPAC Public Warrant which shall be issued to the Exchange Agent and exchanged for one (1) Dutch Holdco Public Warrant.

(v) Each SPAC Founders Warrant shall be cancelled in exchange for consideration consisting of the right to receive, on substantially equivalent terms and conditions as the SPAC Founders Warrants, one (1) warrant to acquire one (1) New SPAC Common Share (each, a “New SPAC Founders Warrant”), which warrant shall be issued to the Exchange Agent and exchanged for one (1) warrant to acquire one (1) Dutch Holdco Common Share (each, a “Dutch Holdco Founders Warrant”). The Dutch Holdco Founders Warrants shall be on substantially equivalent terms and conditions as the New SPAC Founders Warrants.

(vi) Each SPAC Forward Purchase Warrant shall be cancelled in exchange for consideration consisting of the right to receive, on substantially equivalent terms and conditions as the SPAC Forward Purchase Warrants, one (1) warrant to acquire New SPAC Common Shares (each, a “New SPAC Forward Purchase Warrant”), which warrant shall be issued to the Exchange Agent and exchanged for one (1) warrant to acquire one (1) Dutch Holdco Common Share (each, a “Dutch Holdco Forward Purchase Warrant”). The Dutch Holdco Forward Purchase Warrants shall be on substantially equivalent terms and conditions as the New SPAC Forward Purchase Warrants.

(c) Transfer of Dutch Holdco Common Shares. Following the SPAC Merger Effective Time, the Dutch Holdco Common Shares held by New SPAC shall be transferred by New SPAC to Dutch Holdco in accordance with the Dutch Holdco Share Repurchase and such Dutch Holdco Common Shares shall thereafter be cancelled in accordance with applicable Law.

SECTION 2.02 Share Acquisition and Share Contribution.

(a) Purchase and Sale of Company Shares. Upon the terms and subject to the terms and conditions set forth in this Agreement, immediately following the SPAC Merger Effective Time, Seller shall, directly or indirectly, sell, transfer, assign and convey to Dutch Holdco the Purchased Percentage of the issued and outstanding Company Shares (the “Purchased Shares”), and Dutch Holdco shall acquire such Purchased Shares from Seller, directly or indirectly, free and clear of all Liens (other than as set forth in the organizational documents of the Company and pursuant to applicable securities laws generally), in exchange for the Cash Consideration (such transaction, the “Share Acquisition”) and together with all rights attaching to them at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Purchased Shares after the Closing).

(b) Contribution of Company Shares. Upon the terms and subject to the terms and conditions set forth in this Agreement, immediately following the Share Acquisition, Seller shall contribute (the “Share Contribution”) to Dutch Holdco all of the issued and outstanding Company Shares (other than the Purchased Shares), free and clear of all Liens (other than as set forth in the organizational documents of the Company and pursuant to applicable securities laws generally) and together with all rights attaching to them at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of such shares after the Closing), in exchange for a number of Dutch Holdco Common Shares equal to (x) the Company Enterprise Value less the Cash Consideration divided by (y) $10.00 (such Dutch Holdco Common Shares, the “Share Consideration”).

SECTION 2.03 Closing.

(a) Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place remotely by the exchange of closing deliverables and the taking of the closing actions contemplated by Section 2.03(b) (except in the case of the payments contemplated by Section 2.03(b), which shall be made as promptly as practicable after such time), which shall occur on the fourth (4th) Business Day after the satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver, of such conditions at the Closing) unless another date or place is agreed to in writing by the Parties (such date on which the Closing occurs, the “Closing Date”).

(b) Closing Order. At the Closing, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(i) the Investors shall purchase, and SPAC shall issue and sell to the Investors, as applicable, the number of SPAC Class A Common Shares set forth in the Subscription Agreements against payment of the amounts set forth in the Subscription Agreements;

(ii) the investors party to the Forward Purchase Agreements shall purchase, and SPAC shall issue and sell to such investors, the number of SPAC Class A Common Shares set forth in the Forward Purchase Agreements against payment of the amounts set forth in the Forward Purchase Agreements;

(iii) SPAC shall make or cause to be paid any payments required to be made by SPAC in connection with the exercise of the Redemption Rights;

(iv) SPAC shall consummate the Dutch Holdco Contribution;

(v) SPAC, as the sole shareholder of Dutch Holdco, shall adopt resolutions, in a form reasonably acceptable to the Parties, regarding the conversion of Dutch Holdco in combination with the amendments to the articles of association of Dutch Holdco and such other corporate governance matters of Dutch Holdco as the Parties may mutually agree;

(vi) the notarial deed of conversion and amendment of articles of association of Dutch Holdco shall be executed before the Civil Law Notary, pursuant to which (A) Dutch Holdco shall be converted into a Dutch public limited liability company (naamloze vennootschap) and (B) the articles of association and bylaws of Dutch Holdco shall be amended in the form of Exhibit D;

(vii) the Plan of Merger and all other ancillary documents required in connection with the SPAC Merger (the “SPAC Merger Documents”), shall be prepared and executed in accordance with the relevant provisions of the Cayman Islands Companies Law (2020 Revision) (the “Cayman Islands Companies Law”) and filed with the Registrar of Companies of the Cayman Islands (the “Registrar”);

(viii) (A) Seller shall, directly or indirectly, transfer to Dutch Holdco, and Dutch Holdco shall accept from Seller, directly or indirectly, the Purchased Shares by means of the execution of a notarial deed of transfer before the Civil Law Notary and (B) in exchange therefor, Dutch Holdco shall deliver the Cash Consideration by wire transfer of immediately available funds in U.S. dollars to an account or accounts designated by Seller and in exchange for the Purchased Shares;

(ix) Dutch Holdco shall issue and deliver to Seller the Share Consideration to be made in favor of Seller in exchange for the contribution by Seller to Dutch Holdco of all of the issued and outstanding Company Shares (other than the Purchased Shares); and

(x) Seller shall transfer to Dutch Holdco as a contribution in kind to pay-up the Dutch Holdco Common Shares issued as the Share Consideration, and Dutch Holdco shall accept from Seller, all of the issued and outstanding Company Shares (other than the Purchased Shares) by means of the execution of a notarial deed of transfer before the Civil Law Notary.

(c) Closing Deliverables. At the Closing:

(i) Seller shall deliver (or cause to be delivered) to SPAC and Dutch Holdco:

(A) a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by Seller or any of its Affiliates, duly executed by Seller or its Affiliate, as applicable; and

(B) A duly executed power of attorney on behalf of each of Seller and the Company with respect to the transfer of the Company Shares and such other documentation as required by the Civil Law Notary in order to execute the relevant notarial deeds at the Closing.

(ii) SPAC shall deliver (or cause to be delivered) to Seller:

(A) a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by SPAC, Dutch Holdco or New SPAC, duly executed by SPAC, Dutch Holdco or New SPAC, as applicable; and

(B) A duly executed power of attorney on behalf of Dutch Holdco with respect to the transfer of the Company Shares and such other documentation as required by the Civil Law Notary in order to execute the relevant notarial deeds at the Closing.

(d) Capitalization. Exhibit E sets forth an illustrative calculation of the capitalization of Dutch Holdco immediately following the consummation of the Transactions.

SECTION 2.04 Exchange Agent.

(a) Exchange Agent. SPAC shall designate a bank or trust company (the “Exchange Agent”), for the benefit of the holders of SPAC Securities, for exchange in accordance with this Article II, the Dutch Holdco Common Shares and warrants to acquire Dutch Holdco Common Shares contemplated by Section 2.01. SPAC shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver such Dutch Holdco Common Shares and warrants to acquire Dutch Holdco Common Shares in accordance with this Agreement. SPAC and Dutch Holdco shall enter into an exchange agent agreement in a form reasonably acceptable to Seller with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement, including with regard to the exchanges described in this Section 2.04.

(b) Exchange Procedures. As promptly as practicable after the date hereof, SPAC shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of (i) SPAC Units, (ii) SPAC Class A Common Shares, (iii) SPAC Founders Shares, (iv) SPAC Public Warrants, (v) SPAC Founders Warrants and (vi) SPAC Forward Purchase Warrants (collectively, “SPAC Securities”) a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and Seller (the “Letter of Transmittal”) and shall specify that (A) delivery shall be effected, and risk of loss and title to the applicable SPAC Securities shall pass, only upon proper surrender of such SPAC Securities to the Exchange Agent or other cancellation, and (B) instructions for use in effecting the surrender or other cancellation of the SPAC Securities pursuant to the Letter of Transmittal. Immediately following the SPAC Merger Effective Time, (i) the Parties shall cause the Exchange Agent acting as exchange agent and solely for the account and benefit of the former holders of SPAC Units, SPAC Class A Common Shares and SPAC Founders Shares, to contribute, for the account and benefit of the former holders of SPAC Units, SPAC Class A Common Shares and SPAC Founders Shares, all of the issued and outstanding New SPAC Common Shares and New SPAC Founders Shares that were issued to the Exchange Agent pursuant to Section 2.01(b) to Dutch Holdco, as a contribution in kind and, in consideration of this contribution in kind, Dutch

Holdco shall issue and deliver to the Exchange Agent (for the account and benefit of the former holders of SPAC Units, SPAC Class A Common Shares and SPAC Founders Shares) the Dutch Holdco Common Shares to be issued pursuant to Section 2.01(b), and (ii) Dutch Holdco shall issue to the Exchange Agent (for the account and benefit of the former holders of SPAC Public Warrants, SPAC Founders Warrants and SPAC Forward Purchase Warrants) against the simultaneous cancellation of all of the New SPAC Public Warrants, New SPAC Founders Warrants and New SPAC Forward Purchase Warrants issued pursuant to Section 2.01(b), the Dutch Holdco Public Warrants, Dutch Holdco Founders Warrants and Dutch Holdco Forward Purchase Warrants to be issued pursuant to Section 2.01(b). Following the actions contemplated by the prior sentence and after the surrender to the Exchange Agent of all SPAC Securities held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, each former holder of such SPAC Securities shall be entitled to receive from the Exchange Agent, in exchange therefore, the applicable Dutch Holdco Common Shares, Dutch Holdco Public Warrants, Dutch Holdco Founders Warrants and Dutch Holdco Forward Purchase Warrants to be issued pursuant to Section 2.01(b). Until surrendered as contemplated by this Section 2.04, the SPAC Securities shall be deemed at all times after the Closing to represent only the right to receive upon such surrender the Dutch Holdco Common Shares and warrants to acquire Dutch Holdco Common Shares contemplated by Section 2.01.

(c) No Further Rights in SPAC Securities. The Dutch Holdco Common Shares and warrants to acquire Dutch Holdco Common Shares contemplated by Section 2.01 payable upon exchange of the SPAC Securities in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Securities.

(d) Adjustments. The Dutch Holdco Common Shares and warrants to acquire Dutch Holdco Common Shares issued as contemplated by Section 2.01 shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Dutch Holdco Common Shares occurring on or after the date hereof and prior to the Closing.

(e) Liability. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to any Person in respect of the consideration payable pursuant to this Agreement delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any SPAC Securities shall not have been surrendered or transferred, respectively, prior to the date on which any consideration payable pursuant to this Agreement in respect thereof would otherwise escheat to or become the property of any Governmental Authority pursuant to applicable Law, any such consideration payable pursuant to this Agreement in respect of such SPAC Securities shall, to the extent permitted by applicable Law, become the property of Dutch Holdco, and any former holders of SPAC Securities who have not theretofore complied with this Article II with respect thereto shall thereafter look only to Dutch Holdco for payment of their claim for consideration payable pursuant to this Agreement.

SECTION 2.05 Tax Treatment of SPAC Merger.

(a) For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the Parties shall not take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Dutch Holdco Contribution and the SPAC Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. By executing this Agreement, the Parties hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 with respect to the Dutch Holdco Contribution and the SPAC Merger, and each Party that is a corporation that is a party to the plan of reorganization (as determined for U.S. federal income tax purposes) intends to file the statement required by Treasury Regulations Section 1.368-3(a).

(b) The Parties shall use their reasonable best efforts to prepare and file all Tax Returns consistent with the foregoing provisions of this Section 2.05 and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with (or final administrative decision by) the relevant Taxing Authority.

SECTION 2.06 Withholding. Notwithstanding anything in this Agreement to the contrary, SPAC, Dutch Holdco and New SPAC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller or any holder of SPAC Securities, any amount required to be deducted or withheld with respect to the making of such payment under applicable Law; provided, however, if SPAC, Dutch Holdco or New SPAC reasonably determines that any such deduction or withholding is required from the consideration otherwise payable to Seller, SPAC, Dutch Holdco or New SPAC shall use its reasonable best efforts to notify Seller reasonably in advance of the Closing and cooperate in good faith with Seller to reduce or eliminate any such deduction or withholding to the extent permissible under applicable Law. To the extent that amounts are properly deducted or withheld by SPAC, Dutch Holdco and New SPAC, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made by SPAC, Dutch Holdco or New SPAC, as the case may be.

SECTION 2.07 Earnout. Following the Closing, Seller may be entitled to additional consideration for the Share Contribution as set forth on, and subject to the terms and conditions of, Exhibit F.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller’s disclosure schedule delivered by Seller in connection with this Agreement (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to SPAC, Dutch Holdco and New SPAC as follows:

SECTION 3.01 Capitalization. As of the date hereof, Seller owns 97.9% of the Equity Interests of the Company free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities laws and the Company’s organizational documents. All the Company Shares are validly issued, fully paid and non-assessable.

SECTION 3.02 Authority Relative to this Agreement. Seller has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by SPAC, Dutch Holdco and New SPAC, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

SECTION 3.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Seller does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.03(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 3.03(a) of the Seller Disclosure Schedule, the performance of this Agreement by Seller will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of Seller, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 3.03(b) have been obtained and all filings and obligations described in Section 3.03(b) have been made, conflict with or violate any Law applicable to Seller or by which any property or asset of Seller is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of Seller pursuant to, any contract to which Seller is a party or by which any asset or property of Seller is bound, except, with respect to clauses (a)(ii) and (a)(iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Seller or prevent Seller from performing its material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the Cayman Islands Companies Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Seller or prevent Seller from performing its material obligations under this Agreement.

SECTION 3.04 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article III (as modified by the Seller Disclosure Schedule), Seller hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Seller, the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its Affiliates or any of their respective Representatives by, or on behalf of, Seller, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Seller Disclosure Schedule) or in any certificate delivered by Seller pursuant to this Agreement, neither Seller nor any other Person on behalf of Seller has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC, Dutch Holdco and New SPAC as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries. The Company and each Company Subsidiary is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

SECTION 4.02 Organizational Documents. The Company has prior to the date of this Agreement made available to SPAC in the Virtual Data Room a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents (being articles of association in the case of the Company), each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws, articles of association or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

SECTION 4.03 Capitalization.

(a) There are no Equity Interests issued or outstanding in the Company other than (i) as of the date hereof, the Equity Interests of the Company held by Seller and the Chief Executive Officer of the Company as described in Section 4.03(a) of the Company Disclosure Schedule and (ii) as of Closing, the Company Shares directly or indirectly sold, transferred, assigned and conveyed to Dutch Holdco hereunder. A true and complete list of all the Equity Interests issued or outstanding in the Company is set forth in Section 4.03(a) of the Company Disclosure Schedule. All such Equity Interests or Company Shares, as applicable, have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a Party and the organizational documents of the Company.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. The Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity. All of the outstanding equity interests of the Company Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law and all preemptive rights and other requirements set forth in applicable contracts to which any Company Subsidiary is a party and the organizational documents of the Company Subsidiaries. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities laws and their respective organizational documents.

(c) Except as set forth in Section 4.03(c) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Shares or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Shares or any of the equity interests or other securities of the Company. The Company does not own any equity interests in any Person.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary.

SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Dutch Holdco and New SPAC, constitutes a legal, valid and binding obligation of the Company, enforceable against each of Seller and the Company in accordance with its terms, except as limited by the Remedies Exceptions.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.03(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices as set forth in Section 3.03(a) of the Seller Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 3.03(b) have been obtained and all filings and obligations described in Section 3.03(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any contract to which the Company or any Company Subsidiary is a party or by which any asset or property of the Company or any Company Subsidiary is bound, except, with respect to clauses (a)(ii) and (a)(iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the Cayman Islands Companies Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06 Permits; Compliance. Except as set forth in Section 4.06 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is, or has been since January 1, 2018, in conflict with, or in default, breach or violation of, (a) any material Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.07 Financial Statements.

(a) The Company has made available to SPAC in the Virtual Data Room true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2017, December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which are set forth as Section 4.07(a) of the Company Disclosure Schedule. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with Local GAAP, applied on a consistent basis throughout the periods indicated and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to SPAC certain financial reports regarding the Company and the Company Subsidiaries for the period subsequent to December 31, 2019 (collectively, the “Interim Financial Reports”). To the knowledge of Seller, the Interim Financial Reports were prepared in good faith in a manner consistent with past practice.

(c) Except as and to the extent set forth in the Audited Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with Local GAAP, except for: (i) liabilities that were incurred in the Ordinary Course since December 31, 2019 (and in any event do not relate to breach of contract, tort or noncompliance with Law), (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party (and in any event do not relate to breach of contract, tort or noncompliance with Law) or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to have a Company Material Adverse Effect.

(d) Since January 1, 2018, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Board of Directors of the Company or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

SECTION 4.08 Absence of Certain Changes or Events. Since December 31, 2019 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than in the Ordinary Course, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 4.09 Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, there is no (and has not been since January 1, 2018) material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority except for any such Actions that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”). The Company has separately identified in Section 4.10(a) of the Company Disclosure Schedules (i) each Plan that contains a change in control provision and (ii) each Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company or a Company Subsidiary primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b) With respect to each material Plan, the Company has made available to SPAC in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of any annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof) filed with the relevant Governmental Authority, (iv) copies of the most recently received determination from the relevant Governmental Authority, opinion or advisory letter for each such Plan (or, if not yet received, a draft of the application provided to the relevant Governmental Authority for such Plan), and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was within the past six (6) years, nor does the Company or any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (including within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or defined benefit pension plan, (ii) a single employer pension plan (including within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Except as set forth in Section 4.10(d) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is or will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does the Company or any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state or national law.

(f) Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. The Company and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

SECTION 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and each Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (1) name; (2) title or position (including whether full or part time); (3) hire date; (4) current annual base compensation rate; and (5) commission, bonus or other incentive based compensation.

(b) Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, as of the date of this Agreement and during all times during the three-year period immediately prior to this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, as of the date of this Agreement and during all times during the three-year period immediately prior to this Agreement, no employee of the Company or any Company Subsidiary is or was represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is or was a party to, subject to, or bound by a collective bargaining agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. As of the date of this Agreement and during the three year period immediately prior to this Agreement, there are or were no strikes, lockouts or work stoppages existing or, to the company’s knowledge, threatened, with respect to any employees or the Company or any Company Subsidiaries or any other individuals who have provided services with respect to the Company or any Company Subsidiaries. As of the date of this Agreement and during the three year period immediately prior to this Agreement, there have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, as of the date of this Agreement, there are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, except for any such Actions that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are and have been since January 1, 2018 in compliance in all material respects with all applicable Laws relating to labor and employment, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not have or would not reasonably be expected to have a Company Material Adverse Effect. Each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date in all material respects.

SECTION 4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each material lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC in the Virtual Data Room. (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any Person other than the Company or Company Subsidiaries the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except other than those that would not reasonably be expected have a Company Material Adverse Effect.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except other than those that would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, except other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have a Company Material Adverse Effect.

(e) The assets owned by the Company and the Company Subsidiaries and the employees of the Company and the Company Subsidiaries are all of the assets and individuals used by the Company and the Company Subsidiaries with respect to the business of the Company and the Company Subsidiaries as conducted in the Ordinary Course, and such assets and individuals comprise all of the assets, individuals and rights necessary for the ownership and operation of the assets of the Company and the Company Subsidiaries and to carry out the business of the Company and the Company Subsidiaries substantially in the same manner as of the date of this Agreement.

(f) All of the Asset Credit Support that has been provided by, on behalf of, or for the benefit of, the Company or any Company Subsidiary is set forth on Section 4.12(f) of the Company Disclosure Schedule. True, correct and complete copies of such Asset Credit Support have been made available to SPAC. Such Asset Credit Support constitute all of the credit and other contractual support and assurance that the Company or any Company Subsidiary is currently required by any Law (including any Company Permit) or agreement to provide.

SECTION 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other Person (other than (x) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $50,000 and (v) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $50,000 per annum); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company or any Company Subsidiary as currently conducted or as contemplated to be conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business substantially as conducted as of the date of this Agreement.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened in writing, or, to the Company’s knowledge, pending.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information, except as would not have a Company Material Adverse Effect.

(d) Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, (i) as of the date of this Agreement, there have been no claims filed and served or threatened in writing, against the Company or any Company Subsidiary, by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other Persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other Person); (ii) the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons; (iii) to the Company’s knowledge, no other Person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing, except, in each case, for any such claims, infringements, misappropriations, violations and notices, which are not, individually or in the aggregate, expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(e) All Persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to SPAC in the Virtual Data Room, and pursuant to which such Persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other Person is in material breach or in material default of any agreement specified in Section 4.13(a) of the Company Disclosure Schedule.

(g) Section 4.13(g) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products, and for each such item of Open Source Software: (i) the version number of the applicable license; and (ii) the manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Products (including, as applicable, the applicable Product or Products, the manner and extent to which such item of Open Source Software interoperates with any Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.).

(h) The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other Person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Business Systems or Product components at no or minimal charge, except as would not have a Company Material Adverse Effect.

(i) To the Company’s knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Products currently under development which are not of the type that are capable of being remediated in the ordinary course of business without delaying the Company’s commercialization timeline as currently planned.

(j) The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. All of such plans and procedures have been proven reasonably effective upon testing in all material respects, since January 1, 2018. To the Company’s knowledge, since January 1, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems that constitute Company-Licensed IP as currently conducted or as contemplated to be conducted as of the date hereof.

(k) Except as would not be expected to result in a Company Material Adverse Effect, the Company and each of the Company Subsidiaries currently and previously have complied with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, (iv) PCI DSS and (v) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems constituting Company-Owned IP and any Business Data, including where applicable, implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site and off-site of back-up copies of critical data. The Company’s and the Company Subsidiaries’ employees and contractors receive reasonable training on information security issues. There is no Disabling Device in any of the Business Systems constituting Company-Owned IP or Product components. Since January 1, 2018, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) to the Company’s knowledge, been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(l) Except as would not be expected to result in a Company Material Adverse Effect, the Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit SPAC, Dutch Holdco or New SPAC from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(m) All past and current employees and independent contractors of the Company and the Company Subsidiaries who are involved in the development of Products are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment.

SECTION 4.14 Taxes.

(a) All material Tax Returns of the Company and each of the Company Subsidiaries have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes of the Company and each of the Company Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full to the appropriate Taxing Authority.

(c) The Company and the Company Subsidiaries have provided adequate reserves in accordance with IFRS or applicable Local GAAP, as applicable, in the Audited Financial Statements for any material Taxes of the Company or any Company Subsidiary as of the date of the Audited Financial Statements that have not been paid.

(d) No outstanding claim, assessment or deficiency against the Company or any of the Company Subsidiaries for any material Taxes has been asserted in writing or, to the knowledge of the Company, threatened by any Taxing Authority.

(e) Except as disclosed in Section 4.14(e) of the Company Disclosure Schedule, no audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been announced or threatened in writing with respect to the Company or any Company Subsidiary;

(f) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction.

(g) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h) There are no Liens or encumbrances for material Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(i) The Company and the Company Subsidiaries have withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party.

(j) Neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity (other than as a beneficiary thereto), Tax sharing or Tax allocation agreement or similar contract or arrangement.

(k) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) as a result of being a member of a consolidated group, fiscal unity or unified group (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. law, including sections 34, 35, 39 and 43 of the Dutch tax collection act), as a transferee or successor, by contract or otherwise, in each case, other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(l) All payments by, to or among the Company and the Company Subsidiaries comply with all applicable transfer pricing requirements imposed by any Taxing Authority, and Seller has made available to SPAC true, correct and complete copies of all transfer pricing documentation prepared by or with respect to the Company and any Company Subsidiary during the past three years.

(m) Neither the Company nor any Company Subsidiary is a party to any material ruling or similar agreement or arrangement with a Taxing Authority and neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Taxing Authority, on the other hand.

(n) The Company has made available to SPAC true, correct and complete copies of all material income Tax Returns filed by the Company or any Company Subsidiary for the 2017, 2018 and 2019 tax years.

(o) Any Company Subsidiary created or organized in the United States or under the laws of the United States or of any United States state is, and has been since its formation, classified as a corporation for U.S. federal income tax purposes.

SECTION 4.15 Environmental Matters. (a) Except as set forth in Section 4.15 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has violated since January 1, 2018, nor is it in violation of, applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, except, in each case, as would not have a Company Material Adverse Effect.

SECTION 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth on Section 4.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to or by the Company or any of the Company Subsidiaries of more than $1,500,000, in the aggregate, over any 12-month period;

(ii) each contract and agreement with the Company’s top 10 customers and Suppliers based on the aggregate amounts paid by or to the Company and the Company Subsidiaries in the 12-month period ending on the date hereof;

(iii) each agreement to which the Company or any Company Subsidiary is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act if such a registration statement was filed by the Company on the date of this Agreement;

(iv) each contract and agreement (A) with any of the Affiliates of the Company (other than a Company Group Member) or (B) pursuant to which the Company or any Company Subsidiary receives any “preferred pricing” or similar benefit that is utilized by the Company or any Company Subsidiary in the Ordinary Course;

(v) all contracts and agreements evidencing Indebtedness, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any Person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any Person;

(vi) all partnership, joint venture or similar agreements;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(viii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(ix) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(x) contracts which involve the license or grant of rights to Company-Owned IP by the Company;

(xi) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other Person on a preferred supplier or “most favored supplier” basis; and

(xii) agreement for the development of Company-Owned IP for the benefit of the Company.

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. No party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (i) any potential exercise of termination rights with respect to any Material Contract or (ii) any non-renewal or modification of any Material Contract.

(c) The Company has furnished or made available to SPAC in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

SECTION 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such Insurance Policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.18 Certain Business Practices.

(a) Except as set forth in Section 4.18 of the Company Disclosure Schedule, the Company and the Company Subsidiaries, and their respective officers and directors, and, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. Neither the

Company nor any Company Subsidiary, nor any of their respective officers, directors, or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, are currently, or have been in the last three (3) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; (iii) operating, conducting business, or participating in any transaction in any Sanctioned Country, to the extent such activities violate applicable Sanctions or Ex-Im Laws; or (iv) to the knowledge of the Company, engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions or Ex-Im Laws.

(b) (i) The Company and the Company Subsidiaries, and their respective officers, directors, employees and, to the knowledge of the Company, any agents or other third-party representatives to the extent they act on behalf of the Company or any Company Subsidiary, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Anti-Corruption Laws, and (ii) except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, or employees nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, has, directly or indirectly, corruptly offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency or instrumentality thereof, any public international organization (such as the World Bank or the United Nations) or foreign political party, or to any Person acting on behalf of such government, department, agency, instrumentality, public international organization, or foreign political party (“Government Official”), or to any political official or candidate for political office, in order to influence decisions of such Government Official or political official or candidate, or to induce such Government Official or political official or candidate to take or omit to take any action, to secure any improper business advantage, or for any other prohibited purpose (within the meaning of applicable Anti-Corruption Laws), or to any other Person for a prohibited purpose (within the meaning of applicable Anti-Corruption Laws).

SECTION 4.19 Interested Party Transactions. Except as set forth on Section 4.19 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course, no director, officer or other Affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any contractual or other arrangement with the Company or any Company Subsidiary (including any “preferred pricing” or similar benefit enjoyed by the Company or any Company Subsidiary as a result of any such affiliation). The Company and the Company Subsidiaries have not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.20 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 4.21 Brokers. Except as set forth on Section 4.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has provided SPAC with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and the Persons identified on Section 4.21 of the Company Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 4.22 Products Liability.

(a) Except as set forth on Section 4.22 of the Company Disclosure Schedule,(i) there have been no recalls, seizures or withdrawals from any market of products developed, sold, licensed or delivered by the Company or any Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary has any material liability arising as a result of or relating to, or has received any written notice of any threatened legal claim (and, to the Company’s knowledge, there is no reasonable basis for) any action, suit, charge, proceeding, audit or investigation, or any threat of the foregoing, relating to (i) material bodily injury, death or other disability arising as a result of the ownership, possession or use of any product developed or sold by the Company or any Company Subsidiary, or any services rendered by, the Company any Company Subsidiary or (ii) false advertising or deceptive trade practices, except other than those that would not have a Company Material Adverse Effect.

(b) Except for those warranties that are (i) expressly set forth in any Material Contract or (ii) required by applicable Law, neither the Company nor any Company Subsidiary has in the last three (3) years made any express or implied warranties covering products manufactured or sold or services rendered by the Company and the Company Subsidiaries that have not expired. All products developed or sold by the Company and the Company Subsidiaries and all services rendered by the Company and the Company Subsidiaries have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any Company Subsidiary has any existing liability (and, to the Company’s knowledge, there is no reasonable basis for any present or future action, suit, charge, proceeding, audit or investigation against it giving rise to any such liability) for replacement or repair thereof or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included in the Audited Financial Statements.

SECTION 4.23 COVID-19 Relief. Section 4.23 of the Company Disclosure Schedule sets forth all loans, subsidies, deferrals or other relief with respect to COVID-19 outstanding at the Company or any Company Subsidiary (“COVID-19 Relief”). At the time it submitted all documentation with respect to and availed itself of the benefits of each COVID Relief, the Company or applicable Company Subsidiary satisfied all applicable material eligibility requirements related to the receipt of such COVID Relief, and all information submitted with respect thereto was complete and accurate in all material respects. The Company and each Company Subsidiary has continued to comply with the applicable requirements of all COVID-19 Relief, and used any proceeds therefrom for permissible purposes as required by such COVID-19 Relief, in each case in all material respects. To the Company’s knowledge no facts or circumstances exist that would materially impair the ability of the Company or applicable Company Subsidiary to obtain forgiveness of the applicable COVID-19 Relief.

SECTION 4.24 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SPAC, DUTCH HOLDCO AND NEW SPAC

Except as set forth in the SPAC Disclosure Schedule or the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), SPAC, Dutch Holdco and New SPAC jointly and severally hereby represent and warrant to Seller as follows:

SECTION 5.01 Corporate Organization.

(a) Each of SPAC and New SPAC is an exempted company, corporation or limited liability company, as applicable, and Dutch Holdco is a corporation or limited liability company, as applicable, in each case, duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a SPAC Material Adverse Effect.

(b) Dutch Holdco and New SPAC are the only Subsidiaries of SPAC. Except for Dutch Holdco and New SPAC, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

SECTION 5.02 Organizational Documents. Each of SPAC, Dutch Holdco and New SPAC has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents. The SPAC Organizational Documents are in full force and effect. None of SPAC, Dutch Holdco or New SPAC is in violation of any of the provisions of the SPAC Organizational Documents.

SECTION 5.03 Capitalization.

(a) The authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Common Shares, (ii) 20,000,000 SPAC Founders Shares and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (i) 35,000,000 SPAC Class A Common Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 8,750,000 SPAC Founders Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no SPAC Class A Common Shares or SPAC Founders Shares are held in the treasury of SPAC, (iv) 13,000,000 SPAC Warrants are issued and outstanding, and (v) 13,000,000 SPAC Class A Common Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Common Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. The SPAC Founders Shares will convert into SPAC Class A Common Shares at the Closing pursuant to the terms of the SPAC Articles of Association.

(b) As of the date of this Agreement, SPAC owns 100% of the Equity Interests in Dutch Holdco free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and Dutch Holdco’s organizational documents. All such Equity Interests are validly issued, fully paid and non-assessable. All such Equity Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which Dutch Holdco is a party and the organizational documents of Dutch Holdco.

(c) As of the date of this Agreement, Dutch Holdco owns 100% of the Equity Interests in New SPAC free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and New SPAC’s organizational documents. All such Equity Interests are validly issued, fully paid and non-assessable. All such Equity Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which New SPAC is a party and the organizational documents of New SPAC.

(d) All outstanding SPAC Class A Common Shares, SPAC Founders Shares and SPAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents.

(e) The Share Consideration being delivered by Dutch Holdco hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational documents of Dutch Holdco. The Share Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto.

(f) Except for the Subscription Agreements, the Forward Purchase Agreements, this Agreement, the SPAC Warrants and the SPAC Founders Shares, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of SPAC or obligating SPAC to issue or sell any share capital of, or other equity interests in, SPAC. All SPAC Class A Common Shares and SPAC Founders Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any Subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any Subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreements and any other agreement set forth in the SPAC SEC Reports, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Shares or any of the equity interests or other securities of SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Shares. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(g) As of the date of this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Dutch Holdco or New SPAC or obligating Dutch Holdco or New SPAC to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, Dutch Holdco or New SPAC. As of the date of this Agreement, neither Dutch Holdco or New SPAC is a party to, or otherwise bound by, and neither Dutch Holdco or New SPAC has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, Dutch Holdco or New SPAC. As of the date of this Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which Dutch Holdco or New SPAC is a party, or to the SPAC’s knowledge, among any holder of Equity Interests to which Dutch Holdco or New SPAC is not a party, with respect to the voting or transfer of such Equity Interests.

SECTION 5.04 Authority Relative to This Agreement. Each of SPAC, Dutch Holdco and New SPAC has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and, subject to the receipt of SPAC Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC, Dutch Holdco and New SPAC and the consummation by each of SPAC, Dutch Holdco and New SPAC of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of SPAC, Dutch Holdco or New SPAC are necessary to authorize this Agreement or to consummate the Transactions (other than the receipt of the SPAC Stockholder Approval). This Agreement has been duly and validly executed and delivered by SPAC, Dutch Holdco and New SPAC and, assuming due authorization, execution and delivery by Seller and the Company, constitutes a legal, valid and binding obligation of SPAC, Dutch Holdco or New SPAC, enforceable against SPAC, Dutch Holdco or New SPAC in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of SPAC, Dutch Holdco and New SPAC does not, and the performance of this Agreement by each of SPAC, Dutch Holdco and New SPAC will not, subject to receipt of the SPAC Stockholder Approval, (i) conflict with or violate the SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of SPAC, Dutch Holdco or New SPAC or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC, Dutch Holdco or New SPAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC, Dutch Holdco or New SPAC is a party or by which each of SPAC, Dutch Holdco or New SPAC or any of their property or assets is bound or affected, except, with respect to clauses (a)(ii) and (a)(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of SPAC, Dutch Holdco and New SPAC do not, and the performance of this Agreement by each of SPAC, Dutch Holdco and New SPAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by Cayman Islands Companies Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent SPAC, Dutch Holdco or New SPAC from performing its material obligations under this Agreement.

SECTION 5.06 Compliance. None of SPAC, Dutch Holdco or New SPAC is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC, Dutch Holdco or New SPAC or by which any property or asset of SPAC, Dutch Holdco or New SPAC is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC, Dutch Holdco or New SPAC is a party or by which SPAC, Dutch Holdco or New SPAC or any property or asset of SPAC, Dutch Holdco or New SPAC is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect. Each of SPAC, Dutch Holdco and New SPAC is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC, Dutch Holdco or New SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since October 6, 2020, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports, none of SPAC, Dutch Holdco or New SPAC has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (A) liabilities incurred in the ordinary course of business subsequent to September 30, 2020; (B) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement.

(d) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f) SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since March 31, 2020, there have been no material changes in SPAC’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08 Absence of Certain Changes or Events. Since December 31, 2019 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, SPAC has conducted its business in all material respects in the ordinary course of business.

SECTION 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of SPAC and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the stockholders of SPAC approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the stockholders of SPAC at the SPAC Stockholders’ Meeting.

(b) The only vote of the holders of any class of share capital of SPAC necessary to approve the transactions contemplated by this Agreement is the affirmative vote (in person or by proxy) of (x) the holders of a simple majority of the issued and outstanding SPAC Common Shares entitled to vote and actually cast thereon in favor of the Ordinary Resolution Proposals and (y) the holders of at least two-thirds (2/3) of the issued and outstanding SPAC Common Shares entitled to vote and actually cast thereon in favor of the Special Resolution Proposal (such affirmative votes, together, the “SPAC Stockholder Approval”).

(c) The board of directors of New SPAC, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of New SPAC and its sole shareholder, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the sole shareholder of New SPAC approve this Agreement and the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by Dutch Holdco as the sole shareholder of New SPAC.

(d) Only Dutch Holdco, as the sole shareholder of New SPAC, is required to approve this Agreement and the Transactions, such approval to be by way of written special resolution.

(e) The management board of Dutch Holdco has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of SPAC and its business, taking into account the interests of its sole shareholder and its other stakeholders, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the general meeting of Dutch Holdco approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by general meeting of Dutch Holdco. The general meeting of Dutch Holdco, consisting of SPAC as the sole shareholder of Dutch Holdco, approved this Agreement and the Transactions.

SECTION 5.11 No Prior Operations. Dutch Holdco was formed on December 2, 2020 and New SPAC was formed on December 2, 2020. Since its inception, neither Dutch Holdco nor New SPAC has engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Transactions contemplated hereby. Neither Dutch Holdco nor New SPAC has operations, has generated any revenues or has any liabilities other than those incurred in connection with the foregoing and in association with the Transactions.

SECTION 5.12 Brokers. Except as set forth on Section 5.12 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Dutch Holdco or New SPAC.

SECTION 5.13 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $350,000,000 in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $12,250,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of October 9, 2020, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any Person (other than stockholders of SPAC who shall have elected to redeem their SPAC Class A Common Shares pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any Taxes owned by SPAC as a result of assets of SPAC or interest or other income earned on the assets of the SPAC; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to stockholders of SPAC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions. SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing.

SECTION 5.14 Employees. Other than any officers as described in the SPAC SEC Reports, SPAC has no employees, and has not retained any contractors, other than consultants and advisors in the Ordinary Course. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC has never and does not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

SECTION 5.15 Taxes.

(a) All material Tax Returns of SPAC, Dutch Holdco and New SPAC have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes of SPAC, Dutch Holdco and New SPAC (whether or not shown on any Tax Return) have been timely paid in full to the appropriate Taxing Authority.

(c) SPAC has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of SPAC for any material Taxes of SPAC, Dutch Holdco and New SPAC as of the date of such financial statements that have not been paid.

(d) No outstanding claim, assessment or deficiency against SPAC, Dutch Holdco or New SPAC for any material Taxes has been asserted in writing or, to the knowledge of SPAC, threatened by any Taxing Authority.

(e) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to SPAC, Dutch Holdco or New SPAC;

(f) None of SPAC, Dutch Holdco or New SPAC is a resident for tax purposes or has a permanent establishment or permanent representative or is otherwise taxable in a jurisdiction other than in its jurisdiction of incorporation or formation.

(g) Dutch Holdco will be tax resident in the Netherlands, and only tax resident in the Netherlands, from its date of incorporation in 2020 and at all times following its incorporation.

(h) None of SPAC, Dutch Holdco or New SPAC has received written notice of any claim from a Taxing Authority in a jurisdiction in which SPAC, Dutch Holdco or New SPAC does not file Tax Returns stating that SPAC, Dutch Holdco or New SPAC is or may be subject to Tax in such jurisdiction.

(i) None of SPAC, Dutch Holdco or New SPAC has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(j) There are no Liens or encumbrances for material Taxes upon any of the assets of SPAC, Dutch Holdco or New SPAC except for Permitted Liens.

(k) SPAC, Dutch Holdco and New SPAC have withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party.

(l) None of SPAC, Dutch Holdco or New SPAC is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar contract or arrangement.

(m) None of SPAC, Dutch Holdco or New SPAC has any material liability for the Taxes of any Person (other than SPAC, Dutch Holdco or New SPAC) as a result of being a member of a consolidated group, fiscal unity or unified group (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, in each case, other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(n) None of SPAC, Dutch Holdco or New SPAC has any request for a material ruling in respect of Taxes pending between SPAC, Dutch Holdco or New SPAC, on the one hand, and any Taxing Authority, on the other hand.

(o) SPAC, Dutch Holdco and New SPAC have made available to Seller true, correct and complete copies of all material income Tax Returns filed by SPAC, Dutch Holdco or New SPAC for the 2019 tax year.

(p) Each of SPAC and Dutch Holdco is, and has been since the date of its formation, classified as a corporation for U.S. federal income tax purposes. New SPAC is, and has been since the date of its formation, classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

SECTION 5.16 Registration and Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “TPGY.U.” The issued and outstanding SPAC Class A Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “TPGY.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “TPGY WS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Common Shares, or SPAC Warrants or terminate the listing of SPAC on the New York Stock Exchange. Other than the transactions contemplated by this Agreement, none of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Common Shares, or the SPAC Warrants under the Exchange Act.

SECTION 5.17 SPAC’s Investigation and Reliance. Each of SPAC, Dutch Holdco and New SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC, Dutch Holdco and New SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, Dutch Holdco, New SPAC and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. None of SPAC, Dutch Holdco or New SPAC is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article III or Article IV (as modified by the Seller Company Disclosure Schedule and Company Disclosure Schedule, respectively) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to SPAC, Dutch Holdco or New SPAC or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, Dutch Holdco or New SPAC or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. SPAC, Dutch Holdco and New SPAC acknowledge that neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

ARTICLE VI.

CONDUCT OF BUSINESS

SECTION 6.01 Conduct of Business by the Company.

(a) The Company agrees that it shall, and shall cause each Company Subsidiary to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), or (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use commercially reasonable efforts to provide advance notice to and consult with SPAC (if reasonably practicable) prior to taking such actions), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing:

(i) conduct their business in the Ordinary Course; and

(ii) use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees, service partners and consultants of the Company and the Company Subsidiaries, to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations, and to maintain in effect all Permits and Insurance Policies (in such amounts and with such deductibles as are currently maintained).

(b) Seller shall, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), or (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), Seller shall use commercially reasonable efforts to provide advance notice to and consult with SPAC (if reasonably practicable) prior to taking such actions), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed, provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing), conduct its business in the Ordinary Course solely as it relates to the business of the Company and the Company Subsidiaries, including by making capital contributions or loans to the Company and the Company Subsidiaries to sufficiently fund the operations of the Company and the Company Subsidiaries consistent with past practice (without regard to any limitations, as to amount or timing, set forth in that certain Current Account Agreement between the Company and Engie Treasury Management S.à R.l., dated September 9, 2020).

(c) By way of amplification and not limitation, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), and (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use commercially reasonable efforts to provide advance notice to and consult with SPAC (if reasonably practicable), prior to taking such actions), the Company shall not, and the Company shall cause each Company Subsidiary not to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing:

(i) amend or otherwise change any organizational documents of the Company or any Company Subsidiary;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, except for any capital injections made by Seller under Section 6.01(b); or (B) any material assets of the Company or any Company Subsidiary;

(iii) form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets, except for any loans made by Seller under Section 6.01(b) which will be cancelled at or prior to Closing in accordance with the terms of this Agreement; or (C) merge, consolidate, combine or amalgamate with any Person or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

(vii) other than in the Ordinary Course, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant, (B) enter into any new (except as permitted under clause (vii)), or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees; (E) hire any new employees holding an executive position (i.e., ‘C-level’ employees); or (F) terminate the employment or service of any employee other than any such termination for cause;

(viii) adopt, amend and/or terminate any material Plan except as may be required by applicable Law, or is necessary in order to consummate the Transactions, or health and welfare plan renewals in the Ordinary Course;

(ix) materially amend other than reasonable and usual amendments in the Ordinary Course, with respect to accounting policies or procedures, other than as required by GAAP or applicable Local GAAP;

(x) other than in the Ordinary Course, (A) amend any material Tax Return, (B) take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Dutch Holdco, SPAC or New SPAC in respect of any post-closing Tax period, (C) change any material method of Tax accounting, (D) make, change or rescind any material election relating to Taxes, or (E) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xi) (A) amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xii) fail to maintain the existence of, or use reasonable efforts to protect, Company-Owned IP;

(xiii) other than in the Ordinary Course, enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products;

(xiv) intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to SPAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.02 Conduct of Business by SPAC, Dutch Holdco and New SPAC .

(a) Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Closing, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC, Dutch Holdco and New SPAC shall be conducted in the Ordinary Course. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), none of SPAC, Dutch Holdco or New SPAC shall, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i) amend or otherwise change the SPAC Organizational Documents;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or share capital, as applicable, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Shares or SPAC Warrants except for redemptions from the Trust Fund and conversions of the SPAC Founders Shares that are required pursuant to the SPAC Organizational Documents;

(iv) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC, Dutch Holdco or New SPAC, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC, Dutch Holdco or New SPAC, except in connection with conversion of the SPAC Founders Shares pursuant to the SPAC Organizational Documents and in connection with a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the transactions contemplated hereby;

(v) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(vi) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the Ordinary Course or except a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the transactions contemplated hereby;

(vii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii) other than in the Ordinary Course, (A) amend any material Tax Return, (B) take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of SPAC, Dutch Holdco or New SPAC, (C) change any material method of Tax accounting, (D) make, change or rescind any material election relating to Taxes, or (E) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(ix) liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC, Dutch Holdco or New SPAC;

(x) amend the Trust Agreement or any other agreement related to the Trust Account; or

(xi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of SPAC prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

(b) From the date of this Agreement to the consummation of the transactions contemplated by the Subscription Agreements, SPAC shall use reasonable best efforts to maintain each Subscription Agreement in full force and effect (and SPAC shall not take any action to cause any Subscription Agreement not to be in full force and effect and shall not refrain from taking any commercially reasonable action necessary to maintain each Subscription Agreement in full force and effect). From the date of this Agreement to the Closing, SPAC shall use reasonable best efforts to maintain each Forward Purchase Agreement in full force and effect (and SPAC shall not take any action to cause any Forward Purchase Agreement not to be in full force and effect and shall not refrain from taking any commercially reasonable action necessary to maintain each Forward Purchase Agreement in full force and effect), it being understood that this Section 6.02(b) shall not in any manner limit or restrict in any respect the ability to syndicate the obligations set forth in the Forward Purchase Agreements in accordance with the terms thereof.

SECTION 6.03 Claims Against Trust Account. Each of Seller and the Company agrees that, notwithstanding any other provision contained in this Agreement, neither the Company nor Seller now has, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between Seller or the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of Seller and the Company hereby irrevocably waives any Claim it and its Affiliates may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company or Seller from pursuing a claim against SPAC, Dutch Holdco or New SPAC or any other person (a) for legal relief against monies or other assets of SPAC, Dutch Holdco or New SPAC held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for fraud or (b) for damages for breach of this Agreement against SPAC, Dutch Holdco, New SPAC or any of their respective successor entities in the event this Agreement is terminated for any reason and SPAC consummates, directly or indirectly, a business combination transaction, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, with another party. In the event that Seller, the Company or any of their respective Affiliates commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from Seller and the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01 Registration Statement.

(a) As promptly as reasonably practicable after the date hereof, SPAC and Seller shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by Seller), and SPAC shall cause Dutch Holdco to file with the SEC, a registration statement on Form F-4 relating to the transactions contemplated by this Agreement (as amended from time to time, the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be included therein as a prospectus with respect to Dutch Holdco and which will be used as a proxy statement with respect to the SPAC Stockholders’ Meeting to adopt and approve the Transaction Proposals (as defined below) and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SPAC’s Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the New York Stock Exchange). Each of SPAC and Seller shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, and without limitation, by using its reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for such years, each prepared in accordance with GAAP and audited in accordance with the auditing standards of the PCAOB and the associated audit reports and consents of the Company’s independent registered public accounting firm); (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Each of SPAC and Seller shall promptly furnish the other all information concerning such Party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.01; provided, however, that neither SPAC nor Seller shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such Party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law. SPAC shall cause Dutch Holdco to promptly advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Dutch Holdco Common Shares for offering or sale in any jurisdiction, and each of SPAC and Seller shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b) SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SPAC, (ii) the time of the SPAC Stockholders’ Meeting and (iii) the Closing. If, at any time prior to the Closing, any event or circumstance relating to SPAC, Dutch Holdco or New SPAC, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c) The Company represents that the information supplied by the Company for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SPAC, (ii) the time of the SPAC Stockholders’ Meeting and (iii) the Closing. If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company, as applicable, shall promptly inform SPAC. After the Closing, all documents that the Company is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 7.02 SPAC Stockholders’ Meeting. SPAC shall: (i) take all action necessary under applicable Law and the SPAC Organizational Documents to call, give notice of, convene and hold a meeting of its shareholders (the “SPAC Stockholders’ Meeting”) to seek (A) adoption and approval of this Agreement by the holders of SPAC Common Shares in accordance with applicable Law and exchange rules and regulations and the approval of the issuance of SPAC Common Shares in accordance herewith, (B) approval of the provisions of the organizational documents of Dutch Holdco as such approval may be required under applicable Law, (C) approval of the SPAC Merger, (D) approval of the issuance of SPAC Class A Common Shares in the Private Placements as such approval may be required under applicable rules of the New York Stock Exchange and (E) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in clauses (A) through (E), together, the “Transaction Proposals”, such proposals in clauses (A), (B), (D) and (E), together, the “Ordinary Resolution Proposals” and such proposal in clause (C), the “Special Resolution Proposal”), which SPAC Stockholders’ Meeting shall be held as promptly as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, such holders at the SPAC Stockholders’ Meeting. SPAC shall, through the SPAC Board, include a statement in the Registration Statement / Proxy Statement to the effect that the SPAC Board recommends that

SPAC’s shareholders vote in favor of the Transaction Proposals (the “SPAC Board Recommendation”). The SPAC Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Company, the SPAC Board Recommendation (a “Change in Recommendation”); provided, however, that the SPAC Board may make a Change in Recommendation in response to any material event, change, fact, condition, occurrence or circumstance (A) that does not relate to an Alternative Transaction and (B) (x) first occurring after the date hereof or (y) first actually known (and not constructively known) by the SPAC Board following the date hereof, if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law; provided, however, that the SPAC Board may not make a Change in Recommendation unless SPAC notifies Seller in writing at least three Business Days before taking that action of its intention to do so, and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to, negotiate with Seller in good faith during such three Business Day period (to the extent Seller seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by Seller and, following such good faith negotiations, the SPAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would continue to be reasonably expected to constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, SPAC may adjourn the SPAC Stockholders’ Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement / Proxy Statement is provided to SPAC’s shareholders or, if as of the time for which the SPAC Stockholders’ Meeting is scheduled there are insufficient SPAC Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, (2) in order to solicit additional proxies from shareholders of SPAC in favor of the adoption of each of the Transaction Proposals or (3) if the SPAC Shareholder Redemption Amount is such that the condition to closing in Section 8.01(f) would not be satisfied.

SECTION 7.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing, the Company and SPAC shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 7.03 shall be kept confidential in accordance with the Mutual Nondisclosure Agreement, dated October 16, 2020 by and between the Company and TPG Global, LLC (the “Confidentiality Agreement”).

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.04 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Article IX, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.04. For purposes of this Agreement, an “Alternative Transaction” shall mean (A) with respect to Seller and the Company, (x) the issuance, sale or transfer to or investment by any Person in any newly issued or currently outstanding equity interest in the Company, (y) the sale or transfer of the assets of the Company and its Subsidiaries to any Person, or (z) any merger or business combination between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand and (B) with respect to SPAC, Dutch Holdco and New SPAC, any direct or indirect acquisition of assets of business of any person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, such as the “initial business combination” under SPAC’s initial IPO prospectus with any third party. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it shall promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transaction that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.04 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.04 by such Party. The Parties agree that this Section 7.04 shall supersede that certain Exclusivity Agreement entered into by and among SPAC, the Company and Seller dated November 17, 2020 in its entirety and such Exclusivity Agreement shall be terminated as of the date hereof.

SECTION 7.05 Employee Matters.

(a) Dutch Holdco shall, or shall cause its applicable Subsidiary to, provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Closing (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by Dutch Holdco or any of its Subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Closing with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, SPAC shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by Dutch Holdco or any of its Subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Dutch Holdco shall honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(b) Prior to the filing of the definitive Registration Statement / Proxy Statement, SPAC shall in good faith consider the adoption of a customary equity incentive plan that is reasonably acceptable to the Company.

(c) To the extent Seller or any of its Affiliates elects to cause any incentive compensation award that is outstanding under any Incentive Plan immediately prior to Closing (the “First Incentive Tranche”) to become payable to the participant as of or in connection with the Closing (or as a result of the consummation of the Transactions), Seller shall contribute cash to the Company as necessary to fully fund the payment obligations of the First Incentive Tranche prior to the Closing (which contribution shall be in addition to the contributions required by Section 6.01(b)).

(d) The provisions of this Section 7.05 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, SPAC, New SPAC or any of their respective Subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

(e) Prior to the Closing, Dutch Holdco and Seller shall use reasonable best efforts to obtain (i) a duly executed termination agreement relating to the employment agreement and the management agreement of the Chief Executive Officer of the Company in force and effect as of the date hereof and (ii) a management agreement to be entered into by and between Dutch Holdco or one of its Affiliates and such Chief Executive Officer on terms at least as favorable to the Chief Executive Officer as those of such existing agreements, at the date of this Agreement (other than as necessary to comply with applicable Law), in each case subject to and effective as of Closing and on terms approved by Dutch Holdco.

SECTION 7.06 Directors’ and Officers’ Indemnification.

(a) Following the Closing, the articles of association of the Company, SPAC, or Dutch Holdco shall not be amended, repealed or otherwise modified with respect to indemnification, advancement or expense reimbursement for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company, SPAC or Dutch Holdco (as applicable), unless such modification shall be required by applicable Law. Dutch Holdco further agrees that with respect to the provisions of the bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six years from the Closing, Dutch Holdco agrees that it shall indemnify and hold harmless each present and former director and officer of the Company, SPAC and Dutch Holdco against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, SPAC or Dutch Holdco (as applicable) would have been permitted under applicable Law and the organizational documents of the Company, SPAC or Dutch Holdco (as applicable) in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) For a period of six years from the Closing, Dutch Holdco shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those Persons who are currently covered by the Company’s directors’ and officers’ primary liability insurance policy (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Dutch Holdco be required to pay a premium for such insurance in excess of 300% of the aggregate annual premium attributable to the Company for coverage of the Company under such insurance policy for the year ended

December 31, 2019 (the “Maximum Annual Premium”). If the premium of such insurance coverage exceeds the Maximum Annual Premium, then Dutch Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Closing, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Closing, Dutch Holdco shall maintain such “tail” policy in full force and effect for a period of no less than six years after the Closing and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and Dutch Holdco is unable to obtain the insurance described in this Section 7.06(b) for an amount less than or equal to the Maximum Annual Premium, SPAC shall instead obtain as much comparable insurance as possible for a one-time premium equal to the Maximum Annual Premium. From and after the date of this Agreement, Dutch Holdco, SPAC, and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 7.06(b), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(c) Prior to or in connection with the Closing, SPAC or Dutch Holdco may purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s D&O Insurance policies. If SPAC or Dutch Holdco elects to purchase such a SPAC Tail Policy prior to or in connection with the Closing, Dutch Holdco will maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Closing and continue to honor its obligations thereunder.

(d) Prior to or in connection with the Closing, notwithstanding the obligations set forth in Section 7.13(c) of this Agreement, Dutch Holdco shall purchase “go-forward” D&O Insurance to cover the post-Closing directors and officers of Dutch Holdco. From and after the date of this Agreement, Dutch Holdco, SPAC, and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 7.06(d), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(e) On the Closing Date, Dutch Holdco shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Dutch Holdco with the post-Closing directors and officers of Dutch Holdco, which indemnification agreements shall continue to be effective following the Closing.

SECTION 7.07 Notification of Certain Matters. Seller shall give prompt notice to SPAC, and SPAC shall give prompt notice to Seller, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

SECTION 7.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 3.03 necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action. Subject to the terms and conditions of this Agreement, the Parties agree to use their commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby and cause the conditions to the Closing set forth in Article VIII to be satisfied.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, prior to the Closing, SPAC shall use its reasonable best efforts to (a) consummate the Private Placement in accordance with the Subscription Agreements and (b) consummate the transactions contemplated by the Forward Purchase Agreements in accordance with the terms thereof, and in each case Seller and the Company shall cooperate with SPAC in such efforts. SPAC shall not, without the prior written consent of Seller, permit or consent to any amendment, supplement or modification to any

Subscription Agreement or Forward Purchase Agreement if such amendment, supplement or modification (x) reduces the aggregate amount of proceeds contemplated by the Private Placements, (y) amends the conditions precedent to the obligations of the Investors to consummate the Private Placements in a manner that would reasonably be expected to materially delay or prevent the closing of the Private Placements or (z) otherwise adversely impacts Seller in any material respect.

SECTION 7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and Seller. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each Party shall use its reasonable best efforts to consult with each other Party before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Parties. Furthermore, nothing contained in this Section 7.09 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 7.09.

SECTION 7.10 Stock Exchange Listing. From the date of this Agreement through the SPAC Merger Effective Time, the Parties shall use reasonable best efforts to ensure that SPAC remains listed as a public company on, and for SPAC Common Shares to be tradable over, the New York Stock Exchange. From the date of this Agreement through the Closing, the Parties shall use reasonable best efforts to have Dutch Holdco listed on the New York Stock Exchange as of the Closing.

SECTION 7.11 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, Seller and SPAC each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report From as required by the HSR Act. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) SPAC and Seller each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.11(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other Person or acquire a substantial portion of the assets of or equity in any other Person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.12 Trust Account. At least 48 hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.13 Certain Actions.

(a) Seller shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that, as of the Closing, there shall be no Seller Intercompany Debt and no Seller Intercompany Payables; provided that, subject to Seller’s compliance with Section 6.01(b), at Closing, Dutch Holdco shall cause the Company or the applicable Company Subsidiary to repay up to a maximum of EUR 15,000,000 of Seller Intercompany Debt that is outstanding and payable to Seller as of the date hereof and set forth on Schedule 7.13(a) of the Company Disclosure Schedule (it being understood that any Seller Intercompany Debt in excess of EUR 15,000,000 shall immediately prior to Closing be converted by Seller into non-stipulated share premium (agio) of the Company such that there is no Seller Intercompany Debt outstanding following the Closing taking into account the repayment contemplated by this Section 7.13(a)); provided, further, that for purposes of calculating any repayment obligation pursuant to this Section 7.13(a), an exchange rate of 1 EUR to 1.21 U.S. dollars shall be utilized.

(b) Immediately prior to the Closing, Seller shall, and shall cause its Affiliates to, terminate or cause to be terminated all of the agreements required to be set forth on Section 4.19 of the Company Disclosure Schedule (except as set forth on Section 7.13(b) of the Company Disclosure Schedule). No such agreement (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing, and all Company Group Members shall be released from all liabilities thereunder effective as of the Closing.

(c) Prior to Closing, Seller and the Company shall reasonably cooperate with Dutch Holdco in connection with Dutch Holdco’s efforts to put in place insurance policies with respect to the Company Group Members and their respective assets on terms and conditions consistent in all material respects (including pricing) with the Insurance Policies. After the Closing, Dutch Holdco, on behalf of the Company Group Members, may pursue any claims or losses covered under the Insurance Policies or any of their predecessor insurance policies, (i) only with respect to claims that are made or losses that occurred prior to the Closing, and if and only to the extent that such claims or claims associated with such losses are claims or losses of a Company Group Member, and (ii) if and only to the extent such claims or claims associated with such losses may be made under the Insurance Policies. After the Closing, Seller shall use commercially reasonably efforts to cooperate with Dutch Holdco in the pursuit of such claims. In the event that, after the Closing, Seller or any of its Affiliates receives insurance proceeds with respect to any such claim, then, within ten (10) Business Days of receipt, Seller shall pay, or cause to be paid, to the account(s) designated by Dutch Holdco an amount equal to such insurance proceeds.

(d) Prior to and following the Closing, Seller shall use commercially reasonable efforts to assist the Company and the Company Subsidiaries in connection with the items set forth on Section 7.13(d)(i) of the Company Disclosure Schedule.

(e) As a material inducement for SPAC and Dutch Holdco to enter into this Agreement, and in order to protect the confidential and proprietary information and the goodwill that is conveyed by Seller hereunder, Seller hereby agree that Seller shall not (and shall cause its Subsidiaries not to), prior to the Closing and during the one-year period commencing on the Closing Date, employ or solicit for employment any individual employed by the Company Group Members at any time during such one-year period. Each Party (A) acknowledges that a breach or threatened breach of this Section 7.13(e) would give rise to irreparable harm, for which monetary damages would not be an adequate remedy, and (B) hereby agrees that, in the event of a breach or a threatened breach of any such obligations, the non-breaching Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). The Parties mutually agree this Section 7.13(e) is reasonable in all respects and necessary to protect and preserve Dutch Holdco’s legitimate business interests and the value of the goodwill conveyed by Seller hereunder, and to preserve the fair market value of the business conveyed hereunder. It is the desire and intent of the Parties that the provisions of this Section 7.13(e) (and portions thereof) be enforced to the fullest extent permitted under applicable Law. Seller acknowledges that this Section 7.13(e) is reasonable and enforceable in all respects; nonetheless, if any of the restrictions of this Section 7.13(e) (or portions thereof) are found by an arbitrator or court of competent jurisdiction to be unreasonable, overly broad, or otherwise unenforceable, the Parties intend that such restrictions (and portions thereof) shall not be thereby terminated but shall be modified by such arbitrator or court so as to be valid and enforceable and, as so modified, to be fully enforced.

(f) Prior to the Closing, the Company and Seller shall use reasonable best efforts to deliver to SPAC the financial statements contemplated by Section 8.02(e). Prior to and, if such information has not already been delivered pursuant to the immediately preceding sentence, following the Closing, Seller shall use reasonable best efforts to deliver to Dutch Holdco true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the year then ended, each audited in accordance with the auditing standards of the PCAOB and prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X promulgated under the Securities Act, and the associated audit reports and consents of the Company’s independent registered public accounting firm and any additional information with respect to the Company for such periods prior to Closing reasonably requested by Dutch Holdco to comply with disclosure requirements under the Securities Act or the Exchange Act, in each case including the rules and regulations promulgated thereunder.

(g) Without the prior written consent of Seller (which shall not be unreasonably conditioned, withheld or delayed), no Party shall (including following Closing) (i) make an election under Section 336 or 338 of the Code (or any similar provision of the Law of any state or other Taxing Authority) with respect to the Company and/or the Company Subsidiaries or (ii) make or change any Tax election or accounting method or practice with respect to the Company on a retroactive basis to, or with effect (or which deems transactions to occur) in, any taxable period (or portion thereof) that ends on or before Closing or the Closing Date.

(h) Following the Closing, Dutch Holdco shall use commercially reasonable efforts to wind up and dissolve New SPAC reasonably promptly after the Closing Date.

(i) Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to obtain and maintain in full force and effect all consents, approvals, ratifications, notices, waivers or other authorizations required as a result of the consummation of the Transactions under any contract to which the Company or any Company Subsidiary is a party or by which any of their respective assets are bound, and shall cooperate in good faith with all reasonable requests of SPAC related to the same; provided, however, that neither the Company nor any Company Subsidiary shall be required to expend money (other than costs and expenses associated with compliance with this Section 7.13(i), which shall not be considered Company Transaction Expenses), commence, defend or participate in any litigation, or offer or grant any material accommodation (financial or otherwise) to any third party in connection with obtaining any consent therefrom in connection with the Transactions. In connection with the actions contemplated by this Section 7.13(i), the Company shall not, without the prior written consent of SPAC (which shall not be unreasonably conditioned, withheld or delayed), enter into any (i) amendment to the applicable contract or (ii) agreement, or otherwise agree to any accommodation or concession that requires any payments by, or imposes any obligations, liabilities or restrictions (including any limitations on commercial or business activities) on, Dutch Holdco, the Company or any Company Subsidiary prior to or following the Closing.

(j) Prior to the Closing, Seller shall, and shall cause the Company and the Company Subsidiaries to, if so requested by SPAC, use reasonable best efforts to separate the agreements set forth on Section 7.13(j) of the Company Disclosure Schedule (the “Separation Agreements”) such that the relevant Company Group Members shall have entered into separate agreements with the counterparties (instead of Seller or its applicable Affiliate (other than a Company Group Member)) to the Separation Agreements, with effect no later than Closing, so as to avoid any interruption to the applicable commercial relationship as of and following the Closing. In connection therewith, the Seller shall, and shall cause the Company and the Company Subsidiaries to, use reasonable best efforts to achieve the separation of the Separation Agreements by Closing on substantially the same terms (including as to scope of services, financial conditions, duration and termination rights) as the Separation Agreements. In connection with the actions contemplated by this Section 7.13(j), (i) Seller shall not be required to make any concessions to such counterparties to the Separation Agreements that would be detrimental to the Seller or its Affiliates, (ii) to the extent that any of the terms of any new agreement (including as to scope of services, financial conditions, duration and termination rights) are less favorable than the terms of the corresponding Separation Agreement, no Company Group Member shall enter into such new agreement without the prior written consent of SPAC (which shall not be unreasonably conditioned, withheld or delayed), and (iii) Seller shall not agree to any accommodation or concession that requires any payments by, or imposes any obligations, liabilities or restrictions (including any limitations on commercial or business activities) on, Dutch Holdco, the Company or any Company Subsidiary prior to or following the Closing, without the prior written consent of SPAC (which shall not be unreasonably conditioned, withheld or delayed). Notwithstanding any other provision of this Section 7.13(j), if any of the Separation Agreements are not separated as contemplated by this Section 7.13(j) prior to Closing, including if no separation request is made by SPAC, then, (i) the obligation of Seller to use reasonable best efforts to achieve separation of the relevant Separation Agreement under this Section 7.13(j) shall continue for a period of six (6) months after the Closing, if so requested by SPAC and (ii) Seller shall use reasonable best efforts to keep such Separation Agreement in effect and give the Company or the applicable Company Subsidiary the benefit of such Separation Agreement in all respects consistent with past practice including by maintaining such Separation Agreement in full force and effect (and SPAC and the applicable Affiliate of Seller shall in good faith enter into an agreement documenting such back-to-back arrangement at Closing).

(k) Prior to the Closing, (i) Seller shall take all necessary steps such that Dutch Holdco acquires the Company Shares from Seller, directly or indirectly, at Closing (and any costs and expenses associated therewith, including any purchase price payable with respect to any Company Shares, shall be borne by Seller and shall not constitute Company Transaction Expenses hereunder) including the taking of any valid and legally enforceable rights available to Seller with respect thereto and (ii) Seller shall take all reasonable steps necessary to cause Engie S.A., a société anonyme organized and existing under the laws of France, to enter into a preferred supplier agreement in a form acceptable to SPAC with respect to electric vehicle charging hardware and software.

(l) To the extent any COVID-19 Relief becomes due and payable prior to Closing or it is determined that the Company or applicable Company Subsidiary was ineligible to receive such COVID-19 Relief, Seller shall repay in full such COVID-19 Relief prior to Closing (or Seller shall contribute cash in the amount of such repayment obligation to the Company, which contribution shall be in addition to the contributions required by Section 6.01(b) and shall not be taken into account for purposes of the condition set forth in Section 8.02(f)). Within 30 days following the date hereof, Seller shall cause the Company and each applicable Company Subsidiary to request forgiveness in full of each COVID-19 Relief that, pursuant to the terms of such COVID-19 Relief, is able to be forgiven. If any COVID-19 Relief does not become due and payable prior to Closing, such COVID-19 relief shall remain an obligation of the Company or applicable Company Subsidiary and be assumed by Dutch Holdco in connection with Closing.

(m) Prior to Closing, Seller shall (i) cause any contingent consideration payable pursuant to that certain Share Purchase Agreement dated July 5, 2018 between EV-Box France and Mr. Eric Stempin to be paid in full prior to Closing or (ii) contribute cash to the Company in the amount of such contingent consideration, which contribution shall be in addition to the contributions required by Section 6.01(b) and shall not be taken into account for purposes of the conditions set forth in Section 8.02(f) (it being understood that, if such contribution is made, the Company will reimburse Seller for any amounts drawn after Closing under that certain Guarantee dated July 27, 2018 issued by Seller for the benefit of Mr. Eric Stempin that relate to the payment of such contingent consideration).

(n) To the extent any information, consultation or approvals are required to consummate the Transactions under the Dutch Works Councils Act, the Company shall promptly take all reasonable action (and shall cause the Company Subsidiaries to take such action) to satisfy the condition set forth in Section 8.02(h). In addition to the foregoing, the Company shall cooperate with all reasonable requests of SPAC related to the Dutch Works Councils Act prior to Closing (including with respect to the establishment of a works council).

ARTICLE VIII.

CONDITIONS TO THE TRANSACTIONS

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of Seller, the Company, SPAC, Dutch Holdco and New SPAC to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) SPAC Stockholders’ Approval. The Transaction Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of SPAC in accordance with the Registration Statement / Proxy Statement, applicable Law, the SPAC Organizational Documents and the rules and regulations of the New York Stock Exchange.

(b)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, illegal or otherwise prohibiting consummation of the Transactions.

(c)    Regulatory Approvals. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(d)    Stock Exchange Listing. The Dutch Holdco Common Shares shall have been accepted for listing on the New York Stock Exchange (subject to the Closing occurring), or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date.

(e)    Available Cash. The amount of Available Cash shall not be less than $250,000,000.

(f)    SPAC Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets after giving effect to the Private Placements and following the exercise of Redemption Rights in accordance with the SPAC Organizational Documents.

(g)    Registration Statement / Proxy Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened in writing by the SEC.

(h)    Dutch Works Councils Act. Any information, consultation or approval required under the Dutch Works Councils Act to consummate the Transactions shall have been obtained or satisfied, as applicable, in accordance with the Dutch Works Councils Act.

SECTION 8.02    Conditions to the Obligations of SPAC, Dutch Holdco and New SPAC. The obligations of SPAC, Dutch Holdco and New SPAC to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)    Representations and Warranties.

(i)    The representations and warranties of Seller contained in Article III shall each be true and correct in all respects as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date).

(ii)    The representations and warranties of the Company in (x) Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05(a) and Section 4.21 shall each be true and correct in all respects as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (y) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Agreements and Covenants. Seller and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)    Officer Certificates. The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a)(ii), Section 8.02(b) and Section 8.02(d) as they relate to the Company. Seller shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officed of Seller, certifying as to the satisfaction of the conditions specified in Section 8.02(a)(i) and Section 8.02(b) (as they relate to Seller).

(d)    Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing.

(e)    Financial Statements. The Company shall have delivered to SPAC (i) true and complete copies of any audited financial statements (which shall be accompanied by an unqualified report of its independent registered public accounting firm) and any unaudited financial statements, in each case, that are required to be included under Item 2.01, 5.06 and/or 9.01 of Form 8-K in connection with a Current Report on Form 8-K to be filed by SPAC under the Exchange Act as a result of consummation of the transactions contemplated hereby, assuming such Form 8-K is filed on the first Business Day immediately following the Closing Date and (ii) any consents of the Company’s independent registered public accounting firm required under the Securities Act or the Exchange Act in connection with the filing of such Current Report on Form 8-K.

(f)    Cash Balance. As of the Closing, the Company Group Members shall have cash on hand in an amount equal to at least $2,000,000.

(g)    Indebtedness. As of the Closing, after giving effect to Section 7.13(a), the Company Group Members shall not have any Borrowed Money Indebtedness outstanding.

SECTION 8.03    Conditions to the Obligations of the Company. The obligations of Seller and the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of SPAC, Dutch Holdco and New SPAC contained in (i) Section 5.01, Section 5.02, Section 5.04, Section 5.05(a)(i) and Section 5.12 shall each be true and correct in all respects as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.03 shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, SPAC, Dutch Holdco, New SPAC or their Affiliates and (iii) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)    Agreements and Covenants. SPAC, Dutch Holdco and New SPAC shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)    Officer Certificate. SPAC shall have delivered to Seller a certificate, dated the date of the Closing, signed by the President of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d)    Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of SPAC, as follows:

(a)    by mutual written consent of SPAC and Seller;

(b)    by either SPAC or Seller if the Closing shall not have occurred prior to the date that is 180 days after the date hereof (subject to extension as set forth below, the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; provided, further, that SPAC, in its sole discretion, shall be entitled to extend the Outside Date until the satisfaction to Closing set forth in Section 8.02(h) to the extent such condition has not been satisfied prior to the date that is 180 days after the date hereof;

(c)    by either SPAC or Seller if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d)    by either SPAC or Seller if any of the Transaction Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting;

(e)    by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of Seller or the Company set forth in this Agreement, or if any representation or warranty of Seller or the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC, Dutch Holdco and New SPAC are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by Seller or the Company, SPAC may not terminate this Agreement under this Section 9.01(e) for so long as Seller and the Company continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to Seller and the Outside Date; or

(f)    by Seller upon a breach of any representation, warranty, covenant or agreement on the part of SPAC, Dutch Holdco and New SPAC set forth in this Agreement, or if any representation or warranty of SPAC, Dutch Holdco and New SPAC shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and Seller and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, Dutch Holdco and New SPAC, Seller may not terminate this Agreement under this Section 9.01(f) for so long as SPAC, Dutch Holdco and New SPAC continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by Seller to the SPAC and the Outside Date.

SECTION 9.02    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful and material breach of this Agreement by a Party or in the case of fraud.

SECTION 9.03    Expenses. Except as set forth in this Section 9.03 or as otherwise set forth in this Agreement (including Section 7.13), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided that if the Closing shall occur, Dutch Holdco shall pay or cause to be paid, (i) the SPAC Transaction Expenses and (ii) except as set forth in this Agreement (including Section 7.13), the Company Transaction Expenses.

SECTION 9.04    Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

SECTION 9.05    Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of Seller or the Company, (ii) waive any inaccuracy in the representations and warranties of Seller or the Company contained herein or in any document delivered by Seller or the Company pursuant hereto and (iii) waive compliance with any agreement of Seller or the Company or any condition to its own obligations contained herein and (b) Seller may (i) extend the time for the performance of any obligation or other act of SPAC, Dutch Holdco or New SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC, Dutch Holdco or New SPAC contained herein or in any document delivered by SPAC, Dutch Holdco or New SPAC pursuant hereto and (iii) waive compliance with any agreement of SPAC, Dutch Holdco or New SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC or New SPAC:

TPG Pace Beneficial Finance Corp.

301 Commerce St., Suite 3300

Fort Worth, TX

Attention: Jerry Neugebauer

Email: gneugebauer@tpg.com

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin St., Suite 2500

Houston, TX 77002

Attention: Keith Fullenweider

Email: kfullenweider@velaw.com

if to Dutch Holdco:

Edison Holdco B.V.

c/o TPG Pace Beneficial Finance Corp.

301 Commerce St., Suite 3300

Fort Worth, TX

Attention: Jerry Neugebauer

Email: gneugebauer@tpg.com

with a copy to:

TPG Pace Beneficial Finance Corp.

301 Commerce St., Suite 3300

Fort Worth, TX

Attention: Jerry Neugebauer

Email: gneugebauer@tpg.com

Vinson & Elkins L.L.P.

1001 Fannin St., Suite 2500

Houston, TX 77002

Attention: Keith Fullenweider

Email: kfullenweider@velaw.com

if to the Company or Seller:

ENGIE New Business S.A.S

2 place Samuel de Champlain

92930 La Défense Paris

France

Attention: Yves Le Gélard

Email: yves.legelard@engie.com

with a copy to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Jeffrey Cohen; Peter Cohen-Millstein

Email: jeffrey.cohen@linklaters.com; peter.cohen-millstein@linklaters.com

and

Linklaters LLP

Rue Brederode 13, 1000

Brussels, Belgium

Attention: Arnaud Coibion

Email: arnaud.coibion@linklaters.com

SECTION 10.02    Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04    Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.03(b), all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. Neither Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

SECTION 10.05    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

SECTION 10.06    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in a Court of Chancery of the State of Delaware, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07    Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09    Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10    Specific Performance.

(a)    The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)    Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any Party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date shall be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

SECTION 10.11    No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the

Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Dutch Holdco, New SPAC, Seller and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TPG PACE BENEFICIAL FINANCE CORP.

By	/s/ Eduardo Tamraz
Name:	Eduardo Tamraz
Title:	Secretary

EDISON HOLDCO B.V.

By	/s/ Eduardo Tamraz
Name:	Eduardo Tamraz
Title:	Managing Director

NEW TPG PACE BENEFICIAL FINANCE CORP.

By	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

[Signature Page to Business Combination Agreement]

ENGIE NEW BUSINESS S.A.S.

By	/s/ Yves Le Gélard
Name:	Yves Le Gélard
Title:	Chairman

[Signature Page to Business Combination Agreement]

EV CHARGED B.V.

By	/s/ Kristof Vereenooghe
Name:	Kristof Vereenooghe
Title:	Chief Executive Officer

By	/s/ Rob G.J. Blasman
Name:	Rob G.J. Blasman
Title:	Chief Financial Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Plan of Merger

[Intentionally omitted.]

A-1

EXHIBIT B

Form of Registration Rights Agreement

[Intentionally omitted.]

B-1

EXHIBIT C

Shareholders’ Agreement

[Intentionally omitted.]

C-1

EXHIBIT D

Form of Dutch Holdco Articles of Association

[Intentionally omitted]

D-1

EXHIBIT E

Capitalization

[Intentionally omitted]

E-1

EXHIBIT F

Earnout

[Intentionally omitted.]

F-1

SCHEDULE A

Company Knowledge Persons

[Intentionally omitted.]

Schedule A-1

SCHEDULE B

SPAC Knowledge Persons

[Intentionally omitted.]

Schedule B-1